UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Act of 1934

Date of Report (Date of earliest event reported) December 1, 2002

eFunds Corporation

(Exact name of registrant as specified in its charter)

Gainey Center II, Suite 300 8501 North Scottsdale Road Scottsdale, Arizona (Address of principal executive offices)	85253 (Zip Code)

Registrant’s telephone number, including area code: 480-629-7700

Commission File Number 0-30791

Delaware (State or other jurisdiction of incorporation or organization)	39-1506286 (IRS Employer Identification Number)

(Former name or former address, if changed since last report)

Item 4. Changes in Registrant’s Certifying Accountant

Arthur Andersen & Associates of India (“Arthur Andersen India”), which audited the financial statements of iDLX Holdings B.V. (a consolidated subsidiary of the Company formerly known as iDLX Holdings N.V.), as of and for the year ended December 31, 2001, ceased operations in 2002. Arthur Andersen India expressed an unqualified opinion on the financial statements audited by them in their report dated January 25, 2002. Prior to the date Arthur Andersen India ceased providing iDLX Holdings B.V. with audit services, there were no disagreements between the Company or iDLX Holdings B.V. and Arthur Andersen India on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Arthur Andersen India would have caused it to make reference to the subject matter of that disagreement in connection with its reports.

On December 1, 2002, iDLX Holdings B.V. engaged SR Batliboi and Associates, an Indian accounting firm that is a member of Ernst & Young Global (“SR Batliboi”), as its independent auditor. The decision to engage SR Batliboi was made by management and the Audit Committee of the Board of Directors did not recommend this change in accountants or provide formal prior approval of the change.

The reports of Deloitte & Touche LLP, the Company’s principal accountant, on the Company’s financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion nor were such reports qualified as to uncertainty, audit scope or accounting principles.

Deloitte & Touche LLP did not audit the financial statements of iDLX Holdings B.V., which statements reflect total assets constituting 11% and 9%, respectively, of consolidated total assets of the Company as of December 31, 2002 and 2001, and net revenue, constituting 6% and 4%, respectively, of consolidated net revenue and net income constituting 30% and 41%, respectively, of consolidated net income of the Company for the years ended December 31, 2002 and 2001. Those statements as of and for the years ended December 31, 2002 and 2001 were audited by SR Batliboi and Arthur Andersen India, respectively. SR Batliboi and Arthur Andersen India expressed unqualified opinions on those financial statements in their reports. The reports of those other auditors have been furnished to Deloitte & Touche LLP and its opinion, insofar as it relates to the amounts included for iDLX Holdings B.V., is based solely on the reports of such other auditors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFunds Corporation (Registrant)

Date: March 31, 2003	/s/ Paul F. Walsh Chief Executive Officer and Chairman (Principal Executive Officer)